Exhibit 23


              Consent of Independent Certified Public Accountants


The Board of Directors and Stockholders
Yonkers Financial Corporation:

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-37667 and 333-37669) of our report dated October 30, 1997 relating to the consolidated balance sheets of Yonkers Financial Corporation and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 Annual Report on Form 10-K of Yonkers Financial Corporation.

/s/ KPMG Peat Marwick LLP

Stamford, Connecticut
December 29, 1997